Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-71266 and 333-137021) of Kraft Foods Inc. of our report dated June 20, 2008 relating to the financial statements and supplemental schedule of the Kraft Foods Global, Inc. Thrift Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

June 20, 2008

Chicago, Illinois